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                                 EXHIBIT 23.2
                                 ------------

                      CONSENT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and
Shareholders of StarBase Corporation

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of StarBase Corporation of our report dated May 5, 1995, except for Notes 1 and 11, as to which the date is July 12, 1995, which appears on page 19 of the March 31, 1995 Annual Report to Shareholders of StarBase Corporation, which is incorporated by reference in StarBase Corporation's Annual Report on Form 10-K for the year ended March 31, 1995. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 50 of such Annual Report on Form 10-K.


/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP

Cosa Mesa, CA
May 24, 1996